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                            SIERRA PACIFIC RESOURCES
                                 P.O. Box 30150
                                 6100 Neil Road
                            Reno, Nevada 89520-0400


                                                                    May 13, 2005

BY EDGAR
________


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attention: Mara L. Ransom, Special Counsel

Re:  Sierra Pacific Resources
     Registration Statement No. 333-124083
     _____________________________________



Ladies and Gentlemen:

     The undersigned registrant hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, that the effective date of the above-referenced Registration Statement be accelerated so that it may become effective as of 4:00 p.m., eastern time, on May 17, 2005 or as soon thereafter as practicable.


                                     Sincerely,


                                     SIERRA PACIFIC RESOURCES

                                     By:   /s/ Michael W. Yackira
                                          ______________________________________
                                          Michael W. Yackira
                                          Corporate Executive Vice President and
                                          Chief Executive Officer